ECL SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”), dated September 15, 2006 (the “Effective Date”) is made and entered into by and among bioMérieux, Inc. and bioMérieux bv (collectively, “bioMerieux”) and BioVeris Corporation (“BioVeris”).

WHEREAS, reference is made to the License and Technology Development Agreement, between Organon Teknika B.V. (now bioMérieux bv) and Igen International, Inc. (“Igen”) dated May 19, 1993, as amended July 31, 1998 (the “ECL License Agreement”);

WHEREAS, BioVeris has taken assignment of Igen’s rights and obligations under the ECL License Agreement; and

WHEREAS, bioMerieux and BioVeris have each alleged various breaches of the terms of the ECL License Agreement by the other party, but the parties desire hereby to resolve and settle the issues and claims arising out of or related to the ECL License Agreement.

NOW, THEREFORE, for and in consideration of the agreements and undertakings hereinafter set forth, and for other good and valuable consideration, which each party hereby acknowledges, it is agreed as follows:

1.	Assignment

A.           BioVeris represents and warrants that Igen has assigned the ECL License Agreement and its rights and obligations thereunder to BioVeris pursuant to an agreement between BioVeris and Igen (the “Assignment Agreement”) and that BioVeris has the requisite authority to enter into this Agreement and agree to the provisions hereof.

B.           The parties hereby acknowledge and consent to the assignment of the ECL License Agreement and the rights and obligations thereunder by Igen to BioVeris pursuant to the Assignment Agreement.

2.	Settlement Relating to the ECL License Agreement

In consideration of the foregoing and of the following mutual promises and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, bioMerieux and BioVeris agree as follows with respect to the ECL License Agreement (capitalized terms used in this Section 2, unless otherwise defined herein, shall have the meanings ascribed thereto in the ECL License Agreement):

A.           The co-exclusive worldwide license to develop, use, manufacture, have manufactured, sell and have sold Systems in the Centralized Market granted to bioMerieux in Section 4.1 of the ECL License Agreement, shall no longer be a co-exclusive license and shall hereafter be a non-exclusive license to develop, use, manufacture, have manufactured, sell and have sold Systems in the Field.

B.     Upon the Effective Date of this Agreement bioMerieux shall make payment to BioVeris for royalties for the quarters ending March 31, 2006 and June 30, 2006 in the amount of $97,407. BioVeris waives any right to any additional payment for royalties prior to the Effective Date of this Agreement, other than the payment of royalties due for the current quarter ending September 30, 2006. BioMerieux agrees to make all future payments of ECL Royalties directly to BioVeris, in accordance with the terms of the ECL License Agreement.

C.    Section 10.2 of the ECL License Agreement relating to termination of the ECL License Agreement due to discontinuation of the development, marketing and sales of the Instruments shall be removed from the ECL License Agreement and shall have no further effect.

D.    Section 12.1 of the ECL License Agreement is amended to reflect that the term of the ECL License Agreement shall no longer be until the last to expire of the patents. Instead, the ECL License Agreement shall remain in effect until five (5) years from the Effective Date of this Agreement, unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of the ECL License Agreement.

E.     Sections 2 and 3 of the ECL License Agreement relating to the Development Program and Program Objectives shall be removed from the ECL License Agreement and shall have no further effect.

BioMerieux specifically acknowledges that it is not entitled to access to any Improvements by BioVeris to the Licensed ECL Technology including pursuant to Section 5.2. BioVeris specifically acknowledges that it is not entitled to access to any Improvements to the Licensed NASBA Technology including pursuant to Section 5.2.

F.     The parties hereby change their address for communication by notice to the other party under Section 17.3 of the ECL License Agreement as follows:

In the case of BioVeris:	BioVeris Corporation
16020 Industrial Drive
Gaithersburg, MD 20877
Attn: President

with a copy to:	BioVeris Corporation
16020 Industrial Drive
Gaithersburg, MD 20877
Attn: General Counsel

In the case of bioMerieux:	bioMerieux, Inc.

100 Rodolphe Street

Durham, NC 27712

Attn: President

with a copy to:	bioMerieux, Inc.

100 Rodolphe Street

Durham, NC 27712

Attn: General Counsel

G.    Each of the parties, for themselves and their officers, directors, shareholders, employees, agents, representatives, predecessors, successors, parents, subsidiaries, affiliates and assigns (collectively, “Affiliates”), hereby releases, acquits and forever discharges the other parties and their Affiliates from any and all claims (including but not limited to claims for attorney’s fees and costs), demands, commissions, actions, causes of action and liabilities, known or unknown, now accrued or which may hereafter accrue (collectively, “Claims”), resulting from or relating to the ECL License Agreement for the period prior to the Effective Date of this Agreement, including, but not limited to, all Claims which bioMerieux has or may have relating to non-compliance with Section 10.1(d) under the ECL License Agreement relating to non-investment in the Development Program by Igen and BioVeris or right to any Improvements, and all Claims which BioVeris has relating to payment of ECL Royalties.

H.    The parties agree that the ECL License Agreement is hereby amended to incorporate the changes to the ECL License Agreement agreed upon above. For the sake of clarity, other than as expressly described above, the parties do not intend to modify the rights and obligations of the parties under the ECL License Agreement.

3.	Confidentiality.

A.    Each party agrees that the terms of this Agreement will be treated as confidential and proprietary information (“Confidential Information”) by the other party for three (3) years following the termination or expiration of the ECL License Agreement.

B.     Each party expressly agrees not to disclose, directly or indirectly, the Confidential Information to any third party (person or entity), other than its duly authorized representatives, employees, Affiliates or agents (each of which shall be bound by the confidentiality obligations of this Agreement), without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld. Provided, however, that either party may make any disclosure required by law.

C.    In this regard, each party agrees to maintain the Confidential Information in confidence and shall take at least the same precautions to avoid disclosure of the Confidential Information as those it would take with its own Confidential Information.

4.   Indemnification. BioVeris agrees to defend, indemnify and hold harmless bioMerieux and its Affiliates against any and all claims made by, or judgment, damage, liability, loss, cost or other expense, including reasonable legal fees and expenses resulting from any Claims made or proceedings brought by Igen (or any successor-in-interest thereof) in connection with or relating to royalties payable under the ECL License Agreement.

5.   General Provisions. The parties hereby incorporate into this Agreement the provisions of the ECL License Agreement covering Waiver, Assignment, Headings, Amendment, Severability, Dispute Resolution, Governing Law, Jurisdiction and Venue.

******

IN WITNESS WHEREOF, the undersigned have executed this Settlement Agreement as of the Effective Date.

BIOVERIS CORPORATION

By:	/s/ Samuel J. Wohlstadter
Name:	Samuel J. Wohlstadter
Title:	Chief Executive Officer

BIOMERIEUX BV

By:	/s/ Bernard Thierry
Name:	Bernard Thierry
Title:	International Development Vice President

BIOMERIEUX, INC.

By:	/s/ Eric Bouvies
Name:	Eric Bouvies
Title:	President

5